Exhibit 10

Compensation of Named Executive Officers.

Compensation levels for our Named Executive Officers are approved by the independent members of our Board of Directors. Our Named Executive Officers participate in our Executive Officer Cash Profit Sharing Plan, which is designed to reward them with quarterly cash bonuses based on operating profit for their respective profit centers less a return on assets, as established by our Board of Directors. For this purpose, we generally define operating profit as:

Income from operations (of Simpson Manufacturing Co., Inc. or relevant subsidiary)

Plus:       Stock compensation charges

Certain bonuses and commissions

Salaried pension contributions

Self-insured workers’ compensation costs

Equals:   operating profit

Once we determine the operating profit, we subtract qualifying level based on a specified return on assets (also as established by our Board of Directors) to determine the pool of profit available to our participating employees. We generally determine the return on assets as follows:

Average assets, net of specified liabilities, for the 3 months ended on the last day of the month prior to the end of the quarter

Less:       Cash

Real estate

Goodwill and indefinite lived intangible assets

Self-Insured workers’ compensation reserves

Multiplied by:       Specified return percentage for company or subsidiary

Equals:                    Qualifying level

Based on our operating profit for each of the 4 quarters of 2008, our officers may receive a payout, with the approval of the Compensation Committee of our Board of Directors, after our quarterly earnings are announced to the public. If the operating profit is lower or higher than the targeted operating profit, the payout will be correspondingly lower or higher, but we generally do not make any payment when the operating profit is less than the qualifying level.

In February 2008, we reported the 2008 operating profit goals, qualifying levels and targeted payouts for each of the Named Executive Officers, as follows:

	Operating	Qualifying	Targeted
	Profit Goal	Level	Payout

Thomas J Fitzmyers	$162,509,000	$95,586,000	$1,213,000

Barclay Simpson	162,509,000	95,586,000	348,000

Phillip Terry Kingsfather	161,852,000	88,392,000	650,000

Michael J. Herbert	162,509,000	95,586,000	526,000

Stephen P. Eberhard	657,000	7,194,000	—

On April 23, 2008, the Compensation Committee revised the qualifying levels and targeted payouts for the Named Executive Officers to eliminate the effect of goodwill and indefinite lived intangible assets associated with acquisitions, as follows:

	Operating	Qualifying	Targeted
	Profit Goal	Level	Payout

Thomas J Fitzmyers	$162,509,000	$85,348,000	$1,366,000

Barclay Simpson	162,509,000	85,348,000	392,000

Phillip Terry Kingsfather	161,852,000	78,154,000	730,000

Michael J. Herbert	162,509,000	85,348,000	589,000

Stephen P. Eberhard	657,000	7,194,000	—

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

Goals related to whether we grant stock options under our 1994 Stock Option Plan to our Named Executive Officers were not affected by this change.